Exhibit 3.2.1

CERTIFICATE OF AMENDMENT OF BYLAWS
OF
SUN HYDRAULICS CORPORATION

     The undersigned, being the duly appointed Secretary of Sun Hydraulics Corporation, a Florida corporation (the “Company”), hereby certifies that Article III, Section 2 of the Company’s Amended and Restated Bylaws was amended by a duly adopted resolution of the Board of Directors at a meeting duly held on March 13, 2004 to read in its entirety as follows:

          Section 2. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors at the annual meeting may be made at a meeting of shareholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Article III. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the meeting; provided, however, that in the event that less than one hundred and twenty (120) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (v) the consent of the person to serve as a Director of the Corporation, if so elected; and (b) as to the shareholder giving the notice (i) the name and record address of shareholder, (ii) the class or series and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named. The Corporation may require any proposed nominee to furnish such other information as reasonably may be required by the Corporation to determine the eligibility of such proposed nominee to serve as Director of the Corporation. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein.

          The officer of the Corporation presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, shall so declare to the meeting and the defective nomination shall be disregarded.

          Subject to the rights of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the Directors then in office, even if less than a quorum is present, or by a sole remaining Director. Any Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor.

          Subject to the rights of holders of any series of Preferred Stock then outstanding, any Director or the entire Board of Directors, may be removed from office at any time, but only for cause by an affirmative vote of the holders of a majority of the then outstanding shares of voting stock.

Dated: March 14, 2004	Gregory C. Yadley

Gregory C. Yadley, Secretary

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